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                                                                  Exhibit 10(ae)

Dear Sirs:

      The purpose of this communication is to confirm the terms and conditions of the Transaction entered into between Merrill Lynch Capital Services, Inc. ("MLCS") and Playtex Products, Inc. ("Counterparty") on the Trade Date specified below (the "Transact. This communication constitutes a "Confirmation" as referred to in the Agreement specified below.

      This facsimile transmission will be the only written communication regarding this Transaction exchanged between us, unless you request that we sign hard copy versions of this Confirmation. Please contact the individual indicated in the last paragraph is letter to receive such copies.

      Please sign and return this Confirmation at your earliest convenience. Because of the importance of confirming Transactions promptly and accurately, we regret that any Confirmations which are not signed and returned within ten days may result in a del payments.

      The definitions and provisions contained in the 1991 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc. (the "Definitions") are incorporated into this Confirmation. For these purposes, all references in those D tions to a "Swap Transaction" shall be deemed to apply to the Transaction referred to herein. In the event of any inconsistency between the Definitions and this Confirmation, the terms of this Confirmation shall govern.

      1. This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. In addition, you and we agree to use all reasonable efforts promptly to negotiate, execute and delive aster Agreement in the form published by ISDA, with such modifications as you and we shall in good faith agree (the "Agreement"). Upon the execution by you and us of such Agreement, this Confirmation will supplement, form a part of, and be subject to t reement. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

      Each party will make each payment specified in this Confirmation to be made by it. Such payments will be made on the due date for value on that date in the place of the account specified below, in freely transferable funds and in the manner customary ayments in the required currency. If on any date amounts would otherwise be payable in the same currency by each party to the other, then, on such date, each party's obligation to make payment
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of any such amount will be automatically satisfied and disc
d and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount woul e been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

      2. The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:                Rate Cap Transaction

Notional Amount:                    USD 100,000,000

Trade Date:                         August 26, 1997

Effective Date:                     November 28, 1997

Termination Date:                   November 28, 1998

Fixed Amounts:

         Fixed Amount Payer:        Counterparty

         Fixed Amount Payer
         Payment Date:              August 28, 1997, subject to adjustment in
                                    accordance with the Modified Following
                                    Business Day Convention

         Fixed Amount:              USD 95,000

Floating Amounts:

         Floating Rate Payer:       MLCS

         Cap Rate:                  6.50% per annum

         Floating Rate Payer
         Payment Dates:             February 28, May 28, August 28 and November
                                    28, commencing on February 28, 1998, and ending on the Termination Date, inclusive, subject to adjustment in accordance with the Modified Following Business Day Convention

         Floating Rate Option:      USD-LIBOR-BBA

         Designated Maturity:       3 months
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         Floating Rate Day
         Count Fraction:            Actual/360

         Reset Dates:               The first day of each Floating Rate Payer
                                    Calculation Period

         Rate Cut-off Dates:        Inapplicable

         Method of Averaging:       Inapplicable

         Compounding:               Inapplicable

Business Days:                      New York and London

Calculation Agent:                  MLCS

         3. Account Details:

         Payments to MLCS:          Bankers Trust Company
                  New York, NY
                  ABA: 021001033
                  A/C #00-811-874
                  Ref: Merrill Lynch Capital Services, Inc.
                  U.S. Dollar Swap Account

         Payments to Counterparty:  Please advise

         4. Credit Support Documents:

         MLCS:                      The guarantee of Merrill Lynch & Co., Inc.

         Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us by facsimile transmission on (212) 449 - 6219, attention: Keith Doree, telephone: (212) 449-7412.

                  Your sincerely,

                  MERRILL LYNCH CAPITAL SERVICES, INC.


                           By: /s/ Christopher Wildes
                               -------------------------------------
                               Name: Christopher Wildes
                               Title: Vice President

Accepted and confirmed as
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of the Trade Date written above:

PLAYTEX PRODUCTS, INC.


By: /s/ Michael F. Goss
    ------------------------------------------
       Name: Michael F. Goss
       Title: Executive Vice  President
                  and Chief Finanial Officer